Exhibit 3

                               DELTA APPAREL, INC.
                               BOARD OF DIRECTORS
                   RESOLUTIONS RESPECTING AMENDMENTS TO BYLAWS


         The Board of Directors (the "Board") of Delta Apparel, Inc., a Georgia corporation (the "Corporation"), does hereby adopt the following resolutions of the Board:

         WHEREAS, the Board believes that it is in the best interest of the Corporation and its shareholders to amend the Corporation's bylaws (the "Bylaws") to more closely align the shareholder special meeting provisions to the requirements of the Georgia Business Corporation Code, to clarify the indemnification provisions as respects departed directors and officers and to make certain other corrective and conforming changes;

         NOW, THEREFORE, the Board hereby resolves as follows:

         1. Section 2.2 of the Bylaws is amended to read in full as follows:

                  "2.2 Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, by the Chairman of the Board of Directors, by the President, by a committee of the Board of Directors that has been duly designated by the Board of Directors and the powers and authority of which, as provided in a resolution of the Board of Directors or in these Bylaws, include the power to call such meetings, and by the holders of a majority of shares outstanding and entitled to vote at such meeting; and special meetings of shareholders may not be called by any other person or persons. Any special meeting of the shareholders shall be held on such date and at such time and place (within or outside the State of Georgia) as shall be set forth in the notice thereof. Only such business shall be conducted at a special shareholder meeting as shall have been brought before such meeting pursuant to the Corporation's notice of meeting given in accordance with Section 2.3."

         2. The second sentence of Section 3.2 of the Bylaws is amended to read in full as follows: "Except as provided in Section 3.5, the Directors shall be elected as provided in Section 2.5."

         3. Section 2.13(f) of the Bylaws is amended to read in full as follows:

                   "(f) such other information as the Corporation may reasonably request."

         4. Section 8.1(d) of the Bylaws is amended to read in full as follows:

                   "(d) The right to indemnification and advancement of expenses provided by or granted pursuant to this Section 8.1 shall vest (or be deemed to vest) at the time that a person becomes (or became) a director or officer of the Corporation, shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person. Such indemnification and advancement of expenses provided by or granted pursuant to this Section 8.1 shall be a contractual right of the Corporation's current and former directors and officers."
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         5.        Section 8.1(b) of the Bylaws is amended to read in full as follows:

                   "(b) The Corporation may purchase and maintain insurance on behalf of those persons for whom it is entitled to purchase and maintain insurance against any liability asserted against such persons and incurred by such persons in any of the capacities specified in or arising out of such persons' status as described in Section 14-2-858 of the Code (or any successor provision), whether or not the Corporation would have the power to indemnify such persons against such liability under the laws of the State of Georgia."

         6. The Corporation shall perform all such acts as shall be necessary or advisable in order to accomplish the purposes of these resolutions.

         7. Each officer of the Corporation is authorized, on behalf of the Corporation, to perform all such acts and to execute, deliver and/or file with any governmental agency or other entity all such instruments, agreements and other documents as such officer may deem necessary or desirable in order to carry into effect the intent and purposes of these resolutions.

         8. The Secretary or any Assistant Secretary of the Corporation is authorized to make such corrective or minor modifications or additions to the foregoing resolutions as shall be deemed necessary or appropriate, so long as the resolutions, as so modified or supplemented, effect the intent and purposes of these resolutions.

         9. Section 2 of these resolutions shall be effective as of August 17, 2006. Sections 3 and 5 of these resolutions shall be effective as of December 10, 1999. All other provisions of these resolutions shall be effective as of the date of adoption of these resolutions.

         Adopted on August 12, 2009.